EXHIBIT 10.2

Exclusive Supply Agreement

This Exclusive Supply Agreement (the "Agreement") is entered into as of June 16, 2025 (the "Effective Date"), by and between:

Essence Array Inc., a Wyoming corporation with its principal place of business located at 2 Queen’s Club Gardens, Suite 7, Yarrell Mansions, London, W14 9TB United Kingdom ("Essence Array"), and

Ecoideal 2019 Ltd., a company incorporated and registered in the Republic of Bulgaria with company number 205423248, whose registered office is at 170 Brezovsko Shose Street, Northern Industrial Zone, Plovdiv 4003, Bulgaria (the “Ecoideal 2019”). The Company is duly represented by Mr. Georgi Nikolov Pavlov by virtue of his directorship;

WHEREAS, Essence Array is engaged in the distribution of European health and beauty supplements;

WHEREAS, Supplier produces certain health and beauty products that Essence Array desires to offer for future resale and distribution;

NOW, THEREFORE, in consideration of the mutual covenants and promises herein contained, the parties hereto agree as follows:

1. Appointment and Exclusivity

Supplier hereby appoints Essence Array as its exclusive distributor in the North American market for the resale and marketing of Supplier’s products listed in Exhibit A (the "Products") for the duration of the Term. Supplier agrees not to appoint any other distributor or agent to market or sell the Products in the North American market during the Term of this Agreement.

2. Purchase Commitment

Essence Array shall have the right, but not the obligation, to purchase up to €500,000 worth of Products from Supplier by December 31, 2026. Purchases shall be made in accordance with purchase orders submitted by Essence Array, and Supplier shall use commercially reasonable efforts to fulfill such orders.

3. Term

This Agreement shall commence on the Effective Date and shall remain in effect until December 31, 2026, unless terminated earlier in accordance with Section 6.

4. Pricing and Payment

Prices for the Products shall be set forth in Exhibit A and may be adjusted by Supplier upon 60 days’ written notice. Payment terms shall be net 30 days from the date of invoice.

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5. Intellectual Property and Trademarks

Essence Array may use Supplier’s trademarks and branding solely for the purpose of marketing and reselling the Products. All intellectual property rights in the Products remain the sole property of the Supplier.

6. Termination

Either party may terminate this Agreement upon thirty (30) days’ written notice in the event of a material breach that remains uncured.

7. Miscellaneous

This Agreement shall be governed by the laws of the State of Wyoming. Any amendments must be in writing and signed by both parties.

IN WITNESS WHEREOF, the parties have executed this Agreement as of the Effective Date.

ESSENCE ARRAY INC.		ECOIDEAL 2019

By:	/S/ Anna Zhabina	By:	/S/ Georgi Nikolov Pavlov
Name:	Anna Zhabina	Name:	Georgi Nikolov Pavlov
Title:	President	Title:	Director

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Exhibit A – List of Products and Pricing

№	Product Description	Unit	Price (EUR)
1	Dry vegan capsules – Men's Vitality	500	7.5
2	Dry vegan capsules – Joint Support	500	10.14
3	Dry antiparasitic capsules	500	7.43
4	Dry detox complex capsules	500	6.05
5	Dry vegan capsules – Hormonal Balance	500	10.2
6	Dry vegan capsules – Calming Support	500	7.1
7	Flavored collagen in doy pack, 300g + measuring scoop	500	18.1
8	Hemp oil capsules	500	7.8
9	Pumpkin seed oil capsules	500	6.75
10	Milk thistle oil softgel capsules	500	6.2
11	Black seed oil capsules	500	7.1
12	Probiotic	500	9.8
13	Palmitoylethanolamide (PEA) 400 mg – 90 capsules	500	15.15
14	Tinctures – 100 ml	100	5.00 – 7.50
15	Milk thistle in hard capsules – for liver detoxification	500	5.4

Exhibit A forms an integral part of the Exclusive Supply Agreement dated June 16, 2025.

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